SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT is entered into as of July 23, 2015, by and between Alon USA GP, LLC, a Delaware limited liability company (“Employer” or the “Company”), and Shai Even (“Executive”).
WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement, dated as of August 1, 2003 (as previously amended, the “Agreement”); and
WHEREAS, pursuant to the Agreement, Executive has the ability to resign for “Good Reason” and become entitled to, among other things, receive severance payments;
WHEREAS, the parties wish to incentivize Executive to not exercise this right at the present time in order to continue to provide services to the Company, as reflected in this Second Amendment to Executive Employment Agreement (this “Second Amendment”).
Terms not defined in this Second Amendment will have the meaning set forth in the Agreement.
NOW, THEREFORE, the parties agree as follows:

1.	The first sentence of Section 1(b) is hereby amended and restated as follows:
“Throughout the term of this Agreement, the Company shall employ Executive and Executive shall render services to Alon USA Energy, Inc. (“Alon Energy”) and each of its subsidiaries in the capacity and with the title of Senior Vice President and Chief Financial Officer and shall report to the Company’s Chief Executive Officer.”

2.	The first sentence of Section 2(a) is hereby amended and restated as follows:
“From and after the date of the Second Amendment to Executive Employment Agreement, Executive’s salary (“Base Compensation”) shall be $341,500 per year, payable bi-weekly (unless the payroll practice of the Company changes to monthly or semi-monthly) in arrears and subject to change only with the mutual written consent of the Company and Executive, subject to annual merit increases for the salaries of all salaried employees/management, including Executive.”

3.	The last sentence of Section 2(b) is hereby amended and restated as follows:
“For purposes of determining the Executive’s Target Bonus Amount under such plan, the Executive shall participate at an amount equal to one hundred percent (100%) of Base Compensation.”

4.	A new Section 1(c) is hereby added to the Agreement as follows:
“(c)    Executive shall be entitled to participate in and receive any additional cash payment paid or other consideration given as a result of the consummation of a Fundamental Transaction, if any, in an amount or manner comparable to such consideration received by other executive officers of the Company.”
5.    Sections 10(a)-(c) of the Agreement are hereby amended and restated in their entirety as follows:
"10.    Termination of Employment. (a) Employer may terminate Executive’s employment hereunder at any for Cause immediately, or without Cause upon not less than one hundred eighty (180) days prior written notice. For purposes hereof, “Cause” shall mean: (i) conviction of a felony or a misdemeanor where imprisonment is imposed for more than 30 days; (ii) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Employer records; (iii) improper disclosure of Confidential Information; (iv) any intentional action by the Executive having a material detrimental effect on the Company’s reputation or business; (v) any material breach of this Agreement, which breach is not cured within ten (10) business days following receipt by Executive of written notice of such breach; (vi) unlawful appropriation of a corporate opportunity; or (vii) intentional misconduct in connection with the performance of any of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure to the detriment of the Company any profit in connection with any transaction entered into on behalf of the Company, any material misrepresentation to the Company, or any knowing violation of law or regulations to which the Company is subject. Upon termination of Executive’s employment with the Company for Cause or without Cause, Executive shall be entitled to receive his Base Compensation through the termination date and any annual bonus entitlement, prorated for the number of months of employment for the fiscal year in question, all accrued benefits and vacation to the date of termination (and to the extent required by law), plus an additional amount of severance payment equal to three year’s Base Compensation as in effect immediately before any notice of termination.
(b)  Executive may terminate his employment hereunder for Good Reason upon not less than thirty (30) days prior written notice. In the event of any such termination, Executive shall be entitled to receive his Base Compensation through the termination date and any annual bonus entitlement, prorated for the number of months of employment for the fiscal year in question, all accrued benefits and vacation to the date of termination (and to the extent required by law), plus an additional amount of severance payment equal to three years’ Base Compensation as in effect immediately before any notice of termination. “Good Reason” means (i) without the Executive’s prior written consent, the Employer changes Executive’s title or requires Executive to report to any person other than the Company’s Chief Executive Officer, reduces his current responsibilities, reduces Executive’s Base Compensation or the percentage of Executive’s Base Compensation established as Executive’s maximum target bonus percentage for purposes of Employer’s annual cash bonus plan, or fails to continue in effect defined benefit pension plans having vesting and benefit terms substantially similar to those of the defined benefit plans maintained by the Company for the benefit of Executive prior to the Commencement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing the Executive with substantially similar benefits) has been made with respect to such plan; (ii) any material breach of this Agreement, which breach is not cured within ten (10) business days following receipt by Employer of written notice of such breach; (iii) Employer requires Executive to be based at an office or location that is more than thirty-five (35) miles from the location at which Executive was based as of the Commencement Date, other than in connection with reasonable travel requirements of Employer’s business; (iv) the delivery by Employer of notice pursuant to Section 1 (c) of this Agreement that it does not wish this Agreement to automatically renew for any subsequent year or (v) at any time on or after the Transition Date.
(c)    Executive may submit his resignation at any time after July 31, 2010, upon not less than thirty (30) days prior written notice. In the event of any such termination, Executive shall be entitled to receive his Base Compensation through the termination date and any annual bonus entitlement, prorated for the number of months of employment for the fiscal year in question, all accrued benefits and vacation to the date of termination (and to the extent required by law), plus an additional amount of severance payment equal to nine months’ Base Compensation as in effect immediately before any notice of termination.
“Transition Date” shall mean the date that is the 90th calendar day following the closing of a Fundamental Transaction.  “Fundamental Transaction” means that (A) Alon Energy shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not Alon Energy is the surviving corporation) another person or persons, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Alon Energy to another person, (iii) allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of voting stock of Alon Energy (not including any shares of voting stock of Alon Energy held by the Person or Persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), (iv) consummate a securities purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than the 50% of the outstanding shares of voting stock of Alon Energy (not including any shares of voting stock of Alon Energy held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such securities purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by the issued and outstanding Common Stock and any corporate functions or groups of personnel (i.e., treasury, credit, tax, legal, information technology, supply) are relocated or transferred from or to such person’s corporate offices.”
6.    The provisions of this Second Amendment supersede and replace in their entirety any conflicting provision set forth in the Agreement.
IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.
ALON USA GP, LLC

By /s/ Paul Eisman
Paul Eisman
Chief Executive Officer

EXECUTIVE

/s/ Shai Even
Shai Even